EXHIBIT 11

              Statement re: computation of per share earnings

1995:
                              Total   Three Months   Nine Months
                              -----   ------------   -----------
Shares at 1/1/95 .....   12,281,302    12,281,302     12,281,302
Issued 5/8/95 ........   15,000,000    15,000,000      7,967,033
                         ----------    ----------     ----------
Shares at 9/30/95 ....   27,281,302    27,281,302     20,248,335
                         ==========    ==========     ==========

Net loss .............                 $  (75,694)    $ (227,347)
                                          =======       ========
Per share ............                     $(0.00)        $(0.01)
                                           ======          =====

--------------------------------
Notes - The shares issued on 5/8/95 were outstanding all and 53.1% of the respective periods, consequently, 15,000,000 and 7,967,033 shares were used in the respective calculations.

1994:
                              Total   Three Months   Nine Months
                              -----   ------------   ----------
Shares at 1/1/94
  and 9/30/94 ........   13,137,082    13,137,082     13,137,082
                         ==========    ==========     ==========

Net loss from
continuing operations.                 $  (26,315)    $ (406,455)
                                          =======       ========
Per share ............                     $(0.00)        $(0.01)
                                           ======          =====
Net loss .............                 $  (35,833)    $ (436,194)
                                          =======       ========
Per share ............                     $(0.00)        $(0.01)
                                           ======          =====